Exhibit 99.6

Execution Version

REFINANCING AGREEMENT

BETWEEN

BROOKFIELD PROPERTY L.P.

AND

BROOKFIELD PROPERTY PARTNERS L.P.

AND

BROOKFIELD ASSET MANAGEMENT INC.

December 4, 2014

REFINANCING AGREEMENT

THIS REFINANCING AGREEMENT is made effective the 4th day of December, 2014 between:

BROOKFIELD PROPERTY L.P., a Bermuda exempted limited partnership (“Property Partnership”)

— and —

BROOKFIELD PROPERTY PARTNERS L.P., a Bermuda exempted limited partnership (“BPY”)

— and —

BROOKFIELD ASSET MANAGEMENT INC., a corporation existing under the laws of the Province of Ontario (“Brookfield”)

WHEREAS:

I.                                        Qatar Investment Authority (“Investor”) has agreed to subscribe for and purchase, and the Property Partnership has agreed to issue and sell to Investor, an aggregate of US$1,800,000,000 of Class A Preferred Limited Partnership Units (“Preferred Units”) to be issued in three series at a price per Preferred Unit equal to US$25.00 having the rights, privileges, restrictions and conditions set forth in the Second Amended and Restated Limited Partnership Agreement for Brookfield Property L.P. as amended by the First Amendment to the LPA (as so amended, the “Amended LPA”).

II.                                   In connection with Investor’s subscription of the Preferred Units, Investor entered into an agreement with Brookfield on even date herewith (the “Put/Call Agreement”), pursuant to which Investor granted Brookfield the right to purchase all or any portion of the Preferred Units of each Series held by Investor at the applicable time (the “Call Right”), and Brookfield granted Investor the right to sell all or any portion of the Preferred Units of each Series held by Investor at the applicable time (the “Put Right”), to Brookfield, in each case, at a price per Preferred Unit equal to the Maturity Price.

III.                              On maturity of the Series 1 Units and Series 2 Units the Property Partnership is required to pay the Redemption Price in the form of the Redemption Price Consideration, which is primarily comprised of limited partnership units (“BPY Units”) of BPY.

IV.                               BPY desires not to issue BPY Units at a time when the Current Market Price of the BPY Units is less than 80% of the then-Exchange Price.

V.                                    In order for BPY to avoid a dilutive issuance of the BPY Units at the maturity date of either of the Series 1 Units or the Series 2 Units, Brookfield has agreed to exercise its Call Right and, upon the maturity of such securities, to accept from the Property

Partnership a newly issued series of Preferred Units (the “Series 4 Units”), having the rights, privileges, restrictions and conditions substantially in the form of those set out in Schedule A.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

ARTICLE 1
MANDATORY CALL

1.1                               Mandatory Call by Brookfield

Upon the terms and subject to the conditions of this Agreement, if on the fifth Business Day prior to the Maturity Date of each of the Series 1 Units and Series 2 Units, the Current Market Price is less than 80% of the then-Exchange Price, then (i) unless the Put Right has been exercised in full, Brookfield shall exercise its Call Right, and (ii) notwithstanding the terms and conditions of the Series 1 Units and Series 2 Units, Brookfield shall on the Business Day prior to the Maturity Date (but immediately following the closing of the purchase and sale of the Preferred Units under the Put/Call Agreement), in full satisfaction of the Property Partnership’s obligation to pay the Redemption Price to Brookfield, accept from the Property Partnership, and the Property Partnership shall deliver to Brookfield that number of Series 4 Units equal to the number of Series 1 Units or Series 2 Units, as applicable, purchased by Brookfield pursuant to the Put/Call Agreement, together with a cheque in the amount of all accrued and unpaid cash distributions, on such Series 1 Units or Series 2 Units, as applicable (the “Maturity Price Consideration”). The Series 4 Units shall, subject to Section 1.3.3,  have rights, privileges, restrictions and conditions substantially in the form of those set out in Schedule A.

1.2                               Closing Procedures

On the Business Day prior to the applicable Maturity Date (but immediately following the closing of the purchase and sale transactions contemplated in the Put/Call Agreement) (the “Closing Time”), the Property Partnership shall make available or cause to be delivered to Brookfield, the Maturity Price Consideration in respect of the Series 1 Units or Series 2 Units, as applicable, upon presentation and surrender of the certificate or certificates for such Series 1 Units or Series 2 Units, as applicable, at a mutually agreeable location, together with such other documents and instruments as may be required to effect a transfer of the Series 1 Units or Series 2 Units, as applicable, under the Limited Partnership Act 1883 (Bermuda) and the Amended LPA and such additional documents and instruments as the Transfer Agent and the Property Partnership may reasonably require. The Property Partnership will make the aggregate Redemption Price (in the form of the Maturity Price Consideration) in respect of the Series 1 Units or Series 2 Units, as applicable, held by Brookfield available to be picked up at a mutually agreeable location, on the applicable Maturity Date.  The Series 4 Unit portion of the Maturity Price Consideration shall be duly issued, fully paid and non-assessable, and free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest.

1.3                               TSX Matters

1.3.1          BPY has, as of the date hereof, obtained approval of the NYSE (the “NYSE Approval”) to list the BPY Units issuable upon exchange, redemption or maturity of the Series 4 Units (the “Underlying BPY Units”). BPY shall use its commercially reasonable efforts (including, if necessary, seeking any required unitholder approvals) to:

1.3.1.1          maintain the NYSE Approval through the Maturity Date of the Series 1 Units (the “Listing Date”) and, if BPY fails to maintain the NYSE Approval through the Listing Date, to re-obtain the NYSE Approval prior to the Listing Date; and

1.3.1.2          obtain, prior to the Listing Date, approval of the TSX (the “TSX Approval”), and any other stock exchange on which the BPY Units are listed on such date (any such stock exchange, an “Additional Exchange” and any such approval, an “Additional Exchange Approval”) to list the Underlying BPY Units.

1.3.2          Brookfield shall execute, deliver, file and otherwise assist BPY with filing all documentation required by the NYSE, the TSX or any Additional Exchange to ensure that BPY has the NYSE Approval, the TSX Approval and all required Additional Exchange Approvals, respectively, on the Listing Date.

1.3.3          If, despite compliance by the parties with their respective obligations under Section 1.3.1 and 1.3.2, BPY does not have the NYSE Approval, the TSX Approval and all required Additional Exchange Approvals on the Listing Date, the parties shall amend the terms of the Series 4 Units to provide that the Series 4 Units may not be exchanged or redeemed for BPY Units unless and until BPY has obtained the NYSE Approval, the TSX Approval, and all required Additional Exchange Approvals.

ARTICLE 2
REPRESENTATIONS

2.1                               Brookfield Representations

Brookfield represents, warrants and covenants to the Property Partnership and BPY, and acknowledges that the Property Partnership and BPY are relying thereon, that:

(a)                                 Brookfield is a corporation formed and validly existing under the laws of the Province of Ontario and has the power and authority to own, lease and operate its properties and to conduct its business.

(b)                                 Brookfield has all requisite legal and corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)                                  Brookfield has duly authorized, executed and delivered this Agreement, and, upon acceptance by the Property Partnership and BPY, this Agreement will constitute a valid and binding agreement of Brookfield, enforceable against Brookfield in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies.

(d)                                 No consent, approval, authorization, order or agreement of, or registration, filing or qualification with, any domestic or foreign federal, provincial, state, municipal or other governmental department, court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authority, the TSX and the NYSE (each, a “Governmental Authority”) or other person is required for the execution, delivery or performance of this Agreement by Brookfield.

(e)                                  Neither the entering into, delivery or performance of this Agreement nor the completion of the transactions contemplated hereby by Brookfield will: (i) conflict with or result in the violation or breach of any of the provisions of the constating documents or by-laws of Brookfield; (ii) conflict with, or result in a breach or violation of any of the terms of, or constitute a default under, or result in the creation or imposition of any lien or right of any other person upon any assets of Brookfield pursuant to any agreement or other instrument to which Brookfield is a party or by which Brookfield is bound or to which any of the assets of Brookfield is subject; or (iii) result in the violation of any law in respect of which Brookfield must comply, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not have a material adverse effect on the ability of Brookfield to consummate the transactions contemplated hereby on any Closing Time.

The representations and warranties of Brookfield contained in this Agreement shall survive until the termination of this Agreement.

2.2                               Property Partnership Representations

The Property Partnership represents, warrants and covenants to Brookfield, and acknowledges that Brookfield is relying thereon, that:

(a)                                 The Property Partnership is an exempted limited partnership duly organized and validly existing under the laws of Bermuda and has the requisite power and authority to own, lease and operate its properties and to conduct its business.

(b)                                 The Property Partnership has all requisite legal and corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including the creation, issuance and delivery to Brookfield of the Series 4 Units.

(c)                                  The Property Partnership has duly authorized, executed and delivered this Agreement, and, upon acceptance by Brookfield and BPY, this Agreement will constitute a valid and binding agreement of the Property Partnership, enforceable against the Property Partnership in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies.

(d)                                 The Series 4 Units will have been duly authorized by all necessary action on the part of the Property Partnership at each Closing Time and, when issued and delivered by the Property Partnership pursuant to this Agreement, will be validly issued as fully paid and non-assessable Preferred Units.  The issuance of the Series 4 Units is not subject to any pre-emptive right, right of first refusal or similar right.

(e)                                  No consent, approval, authorization, order or agreement of, or registration, filing or qualification with, any Governmental Authority or other person is required for the execution, delivery or performance of this Agreement by the Property Partnership or the issuance and sale of the Series 4 Units, other than consent and listing approval of the TSX and the NYSE in respect of the Underlying BPY Units.

(f)                                   Subject to the matters referred to in Section 2.2(e), neither the entering into, delivery or performance of this Agreement nor the completion of the transactions contemplated hereby by the Property Partnership will: (i) conflict with or result in the violation or breach of any of the provisions of the constating documents or bye-laws of the Property Partnership; (ii) conflict with, or result in a breach or violation of any of the terms of, or constitute a default under, or result in the creation or imposition of any lien or right of any other person upon any assets of the Property Partnership pursuant to any agreement or other instrument to which the Property Partnership is a party or by which the Property Partnership is bound or to which any of the assets of the Property Partnership is subject, or (iii) result in the violation of any law in respect of which the Property Partnership  must comply, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not have a material adverse effect on the business, operations, capital or condition (financial or otherwise) of the Property Partnership or its properties or assets.

The representations and warranties of the Property Partnership contained in this Agreement shall survive until the termination of this Agreement.

2.3                               BPY Representations

BPY represents, warrants and covenants to Brookfield, and acknowledges that Brookfield is relying thereon, that:

(a)                                 BPY is an exempted limited partnership duly organized and validly existing under the laws of Bermuda and has the requisite power and authority to own, lease and operate its properties and to conduct its business.

(b)                                 BPY has all requisite legal and corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(c)                                  BPY has duly authorized, executed and delivered this Agreement, and, upon acceptance by Brookfield, this Agreement will constitute a valid and binding agreement of BPY, enforceable against BPY in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies.

(d)                                 No consent, approval, authorization, order or agreement of, or registration, filing or qualification with, any Governmental Authority or other person is required for the execution, delivery or performance of this Agreement by BPY or the issuance and sale of the Series 4 Units, other than consent and listing approval of the TSX and the NYSE in respect of the Underlying BPY Units.

(e)                                  Subject to the matters referred to in Section 2.3(d), neither the entering into, delivery or performance of this Agreement nor the completion of the transactions contemplated hereby by BPY will: (i) conflict with or result in the violation or breach of any of the provisions of the constating documents or bye-laws of BPY; (ii) conflict with, or result in a breach or violation of any of the terms of, or constitute a default under, or result in the creation or imposition of any lien or right of any other person upon any assets of BPY pursuant to any agreement or other instrument to which BPY is a party or by which BPY is bound or to which any of the assets of BPY is subject, or (iii) result in the violation of any law in respect of which BPY  must comply, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not have a material adverse effect on the business, operations, capital or condition (financial or otherwise) of BPY or its properties or assets.

The representations and warranties of BPY contained in this Agreement shall survive until the termination of this Agreement.

ARTICLE 3
CONDITIONS PRECEDENT

3.1                               Conditions to Obligations of the Property Partnership

The obligations of the Property Partnership to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions on or prior to a Closing Time:

(a)                                 No Injunction or Cease Trade Order. No preliminary or permanent injunction, cease trade or other order shall have been issued by any court of competent jurisdiction, or by a Governmental Authority, and no law shall be have been enacted, come into effect or otherwise become applicable to the Property Partnership, which remains in effect and invalidates any or all of the provisions of this Agreement or prohibits or enjoins the consummation of any of the transactions contemplated by this Agreement.

3.2                               Conditions to Obligations of Brookfield

The obligations of Brookfield to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions on or prior to a Closing Time:

(a)                                 No Injunction or Cease Trade Order. No preliminary or permanent injunction, cease trade or other order shall have been issued by any court of competent jurisdiction, or by a Governmental Authority, and no law shall be have been enacted, come into effect or otherwise become applicable to Brookfield, which remains in effect and invalidates any or all of the provisions of this Agreement or prohibits or enjoins the consummation of any of the transactions contemplated by this Agreement.

(b)                                 Takeover Bid Exemption. The exercise of the Call Right is exempt from the takeover bid rules set out in the Securities Act (Ontario) or any other corresponding applicable securities laws, regulations or rules (collectively, the “Takeover Bid Rules”) or is not subject to the Takeover Bid Rules.

(c)                                  Series 4 Units.  The Managing General Partner shall create the Series 4 Units with the rights, privileges, restrictions and conditions substantially in the form of those set out in Schedule A.

ARTICLE 4
GENERAL

4.1                               Term and Termination

This Agreement and all obligations hereunder will commence on the date hereof and terminate and be of no further force and effect on the date that no person other than Brookfield or one of its affiliates holds any Series 1 Units or Series 2 Units.

4.2                               Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

To Brookfield:

Brookfield Asset Management Inc.
Brookfield Place, Suite 300
181 Bay Street
Toronto, ON M5J 2T3

Fax No.:	416 365 9641
Attention:	Corporate Secretary

To the Property Partnership:

Brookfield Property L.P.
73 Front Street
Hamilton, HM 12, Bermuda

Fax No.:	441 296 4475
Attention:	Corporate Secretary

To BPY:

Brookfield Property Partners L.P.
73 Front Street
Hamilton, HM 12, Bermuda

Fax No.:	441 296 4475
Attention:	Corporate Secretary

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other.  Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.

4.3                               Limitation of Liability

Brookfield acknowledges that each of the Property Partnership and BPY is a limited partnership, a limited partner of which is liable for any liabilities or losses of the partnership only to the extent of the amount that such limited partner has contributed, or agreed to contribute, to the capital of the partnership and such limited partner’s pro rata share of any undistributed income.

4.4                               Entire Agreement/Amendment

This Agreement contains the entire agreement of the parties and supersedes all prior agreements between the parties relating to the subject matter hereof. There are no representations, warranties covenants or other agreements between the parties relating to the subject matter hereof except as stated or referred to herein.

No amendment to this Agreement will be valid or binding unless set forth in writing and executed by all parties. No failure of any party to exercise and no delay by it in exercising any right, power or remedy in connection with this Agreement shall operate as a waiver of that right, nor shall any single or partial exercise of any right preclude any other or further exercise of that right or the exercise of any other right. The rights provided in this Agreement may be exercised as often as necessary, are cumulative and not exclusive of any other rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach. A waiver of any right must be specific and in writing.

4.5                               Assignment

No party may assign its rights, benefits or obligations under this Agreement without the prior written consent of the other party; provided, however, the rights and obligations of Brookfield to purchase the Preferred Units, may be assigned, transferred or otherwise granted by Brookfield in whole or in part to any affiliate of Brookfield without the consent of the Property Partnership or BPY. The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Property Partnership, BPY and Brookfield and their respective successors and permitted assigns.

4.6                               Further Assurances

Each party will, from time to time at the request of the other party, execute and deliver all such further documents and perform or cause to be performed such further acts or things as may be reasonably required to give full effect to, and carry out or better evidence or perfect the intent of, this Agreement.

4.7                               Time

Time is of the essence in this Agreement.

4.8                               Costs

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not any of the transactions contemplated hereby are consummated.

4.9                               Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

4.10                        Severance

If any term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability in that jurisdiction of any other term of this Agreement or the legality, validity or enforceability in other jurisdictions of that or any other provision of this Agreement. The parties shall use all reasonable endeavours to replace any provision held to be illegal, invalid or unenforceable with a legal, valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid provision.

4.11                        Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall constitute one and the same document. A party’s transmission by facsimile or electronic mail of this Agreement duly executed by that party shall constitute effective delivery by that party of an executed copy of this Agreement.

4.12                        Definitions

Capitalized terms used in this Agreement but not herein defined have the meanings ascribed to them in the Amended LPA.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

BROOKFIELD PROPERTY L.P., by BROOKFIELD PROPERTY PARTNERS L.P., its managing general partner, by BROOKFIELD PROPERTY PARTNERS LIMITED, its general partner

Per:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

BROOKFIELD PROPERTY PARTNERS L.P., its managing general partner, by BROOKFIELD PROPERTY PARTNERS LIMITED, its general partner

Per:	/s/ Jane Sheere
Name: Jane Sheere
Title: Secretary

BROOKFIELD ASSET MANAGEMENT INC.

Per:	/s/ Brian Lawson
Name: Brian Lawson
Title: CFO

SCHEDULE A

PART V

CLASS A PREFERRED UNITS - SERIES 4

1.                                                                                      DESIGNATION

The fourth series of Class A Preferred Units shall consist of 24,000,000 preferred limited partnership interests which shall be designated as Class A Preferred Units, Series 4 (hereinafter referred to as the “Series 4 Units”) and shall have attached thereto the rights, privileges, restrictions and conditions set out herein.

2.                                                                                      DEFINITIONS

The following definitions shall be for the purpose of Part V of this Schedule A:

2.1                                                                               “Base Distribution” has the meaning ascribed thereto in Section 4.1.1.

2.2                                                                               “Capital Reorganization” has the meaning ascribed thereto in Section 9.1.5.

2.3                                                                               “Change in Tax Law” means a change in U.S. tax Law or administrative practice (including the issuance of Treasury Regulations in temporary or final form, revenue rulings, notices, and announcements, but in the case of a notice or announcement, only to the extent such notice or announcement indicates an intention to issue Treasury Regulations or a revenue ruling that would result in a change in Law, but excluding any private letter rulings, technical advice memoranda or other non-precedential or non-binding authorities) or a judicial decision.

2.4                                                                               “Closing Price” means the closing sale price or, if no closing sale price is reported, the last reported sale price of the BPY Units on the Securities Exchange on the date of determination, or, if the BPY Units are not then listed on a Securities Exchange, the Closing Price will be determined by the Managing General Partner, based upon the advice of such qualified independent financial advisors as the Managing General Partner may deem to be appropriate, and provided further that any such selection, opinion or determination by the Managing General Partner will be conclusive and binding, absent manifest error.

2.5                                                                               “Current Market Price” means:

2.5.1                                                                     the volume-weighted average trading price of a BPY Unit on the Securities Exchange during the previous 20 consecutive trading days ending on the fifth trading day prior to the date of determination; or

2.5.2                                                                     if the BPY Units are not then listed on a Securities Exchange, the Current Market Price will be determined by the Managing General Partner, based upon the advice of such qualified independent financial advisors as the Managing General Partner may deem to be appropriate, and provided further that any such selection, opinion or determination by the Managing General Partner will be conclusive and binding, absent manifest error.

2.6                                                                               “Distribution Payment Dates” has the meaning ascribed thereto in Section 4.1.1.

2.7                                                                               “Equity Securities” means securities carrying the right to participate in earnings to an unlimited degree.

2.8                                                                               “Excess Distribution” means the amount, if any, by which (x) the greater of (i) the aggregate distributions (including any ordinary and extraordinary distributions) declared in any Quarter on the Exchange Number of BPY Units and (ii) the aggregate distributions (including any ordinary and extraordinary distributions) paid in any Quarter on the Exchange Number of Redemption-Exchange Units divided by the Exchange Ratio, exceeds (y) the Base Distribution in such Quarter with respect to one Series 4 Unit; provided that the Base Distribution for the period from the Issue Date to December 31, 2014 shall be deemed to be, for the purposes of calculating the Excess Distribution only, $0.39063 per Series 4 Unit.

2.9                                                                               “Excess Distribution Payment” has the meaning ascribed thereto in Section 4.1.2.

2.10                                                                        “Exchange Consideration” has the meaning ascribed thereto in Section 7.2.1.

2.11                                                                        “Exchange Date” has the meaning ascribed thereto in Section 7.2.1.

2.12                                                                        “Exchange Notice” has the meaning ascribed thereto in Section 7.1.

2.13                                                                        “Exchange Number” means 0.97276, subject to adjustment from time to time in accordance with Section 9.

2.14                                                                        “Exchange Preferred Units” has the meaning ascribed thereto in Section 7.1.

2.15                                                                        “Exchange Price” means, for each Series 4 Unit, an amount equal to the Issue Price divided by the Exchange Number, which on the Issue Date is $25.70.

2.16                                                                        “Fair Market Value” means, as at any date:

2.16.1                                                              for a BPY Unit, the Current Market Price; or

2.16.2                                                              for a security listed and posted on a stock exchange (other than a BPY Unit), the volume-weighted average trading price during the previous 20 consecutive trading days ending on the fifth trading day prior to the date of determination, according to the official price quotations of the stock exchange, provided that, for a security listed and posted on more than one stock exchange, the price quotations used shall be those of the stock exchange on which the greatest volume of trading in the security occurs as determined by the Managing General Partner; or

2.16.3                                                              for any other security or property that is not cash, the fair market value thereof at such date as, determined by the Managing General Partner, based upon the advice of such qualified independent financial advisors as the Managing General Partner may deem to be appropriate; or

2.16.4                                                              for any property that is cash, the amount thereof.

each such determination by the Managing General Partner will be conclusive and binding, absent manifest error.

2.17                                                                        “Freely Tradable” means, in respect of shares of capital of any class of any corporation or limited partnership units of any class of any limited partnership, shares or limited partnership units, as the case may be, which can be traded by the holder thereof without any restriction other than pursuant to applicable securities laws.

2.18                                                                        “Initial Holder” means the holder to which all of the Series 4 Units are initially issued on the Issue Date and any Affiliate of such holder who holds Series 4 Units from time to time.

2.19                                                                        “Issue Date” has the meaning ascribed thereto in Section 3.1.

2.20                                                                        “Issue Price” means $25.00.

2.21                                                                        “Maturity Date” has the meaning ascribed thereto in Section 5.3.

2.22                                                                        “NYSE” has the meaning ascribed thereto in Section 2.34.

2.23                                                                        “Ordinary BPY Distribution” means a regularly scheduled quarterly distribution, declared and paid on the BPY Units that is not a “special” or “extraordinary” distribution or exceeds a level which is reasonably expected to continue in subsequent Quarters.

2.24                                                                        “Post-Distribution Price” has the meaning ascribed thereto in Section 9.1.3.

2.25                                                                        “Preferred Call Notice” has the meaning ascribed thereto in Section 8.2.1.

2.26                                                                        “Preferred Call Right” has the meaning ascribed thereto in Section 8.1.

2.27                                                                        “Redemption Consideration” has the meaning ascribed thereto in Section 5.1.

2.28                                                                        “Redemption Date” has the meaning ascribed thereto in Section 5.4.1.

2.29                                                                        “Redemption Notice” has the meaning ascribed thereto in Section 5.1.

2.30                                                                        “Redemption Price” means for each Series 4 Unit, an amount equal to the aggregate of:

2.30.1                                                              $25.00 per Series 4 Unit; plus

2.30.2                                                              an amount equal to the full amount of all distributions accrued (whether or not declared) and unpaid on such Series 4 Unit up to (but excluding) the date of payment.

2.31                                                                        “Regulation D” means Regulation D as promulgated by the SEC under the U.S. Securities Act.

2.32                                                                        “Regulation S” means Regulation S as promulgated by the SEC under the U.S. Securities Act.

2.33                                                                        “Reorganization Event” has the meaning ascribed thereto in Section 9.2.1.

2.34                                                                        “Right to Exchange” has the meaning ascribed thereto in Section 7.1.

2.35                                                                        “Right to Redeem” has the meaning ascribed thereto in Section 5.1.

2.36                                                                        “SEC” means the United States Securities and Exchange Commission.

2.37                                                                        “Section 9.1.1 Transaction” has the meaning ascribed thereto in Section 9.1.1.

2.38                                                                        “Securities Exchange” means the New York Stock Exchange (“NYSE”) or, if the BPY Units are not then listed on the NYSE, the stock exchange that the BPY Units are then listed on, provided that, if the BPY Units are listed on more than one stock exchange (neither of which are the NYSE), the “Securities Exchange” shall be the stock exchange on which the greatest volume of trading in the BPY Units occurs.

2.39                                                                        “Series 4 Units” has the meaning ascribed thereto in Section 1.

2.40                                                                        “Specified Fraction” has the meaning ascribed thereto in Section 4.1.3.

2.41                                                                        “Substantial Issuer Bid” has the meaning ascribed thereto in Section 9.1.4.

2.42                                                                        “Transaction Value” has the meaning ascribed thereto in Section 9.2.1.

2.43                                                                        “Transfer Agent” means the Partnership or any transfer agent appointed from time to time to act as registrar and transfer agent for the Series 4 Units.

2.44                                                                        “United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

2.45                                                                        “U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.46                                                                        “U.S. Legend” has the meaning ascribed thereto in Section 16.1.

2.47                                                                        “U.S. Person” means a “U.S. person” as such term is defined in Regulation S under the U.S. Securities Act.

2.48                                                                        “U.S. Purchaser Certification” means the U.S. Purchaser Certification in substantially the form of Schedule B to this Part V.

2.49                                                                        “U.S. Securities Act” means the United States Securities Act of 1933, as amended.

2.50                                                                        “Valuation Period” has the meaning ascribed thereto in Section 9.1.3.

Unless otherwise stated, all references in Part V of this Schedule A to Sections or subsections refer to Sections or subsections of Part V of Schedule A.

3.                                                                                      ISSUE DATE AND CONSIDERATION FOR ISSUE

3.1                                                                               The Series 4 Units shall be dated as of • (the “Issue Date”).

3.2                                                                               The consideration for the issue of each Series 4 Unit shall be $25.00.

4.                                                                                      DISTRIBUTIONS

4.1                                                                               Payment of Distributions

4.1.1                                                                     The holders of the Series 4 Units shall be entitled to receive, and the Partnership shall pay thereon, if, as and when declared by the Managing

General Partner, out of moneys of the Partnership properly applicable to the payment of distributions and without regard to the income of the Partnership, a fixed cumulative preferential cash distribution equal to $1.6875 per Series 4 Unit per annum (the “Base Distribution”) less any tax required to be deducted and withheld, payable in lawful money of the United States in equal quarterly amounts on the last day of each of the months of March, June, September and December in each year (the “Distribution Payment Dates”) up to but excluding the applicable Maturity Date.  The record date for the payment of the Base Distribution will be the first day of the calendar month during which a Distribution Payment Date falls or such other record date, if any, as may be fixed by the Managing General Partner that is not more than 30 nor less than 10 days prior to such Distribution Payment Date. Any such day will be the record date whether or not such day is a Business Day.

4.1.2                                                                     Subject to Section 4.1.3, if in any Quarter the Excess Distribution is a positive number, the holders of Series 4 Units shall be entitled to receive on the Distribution Payment Date for that Quarter, and the Partnership shall pay thereon, out of moneys of the Partnership properly applicable to the payment of distributions and without regard to the income of the Partnership, a further cumulative preferential cash distribution in an amount per Series 4 Unit equal to the Excess Distribution (the “Excess Distribution Payment”) less any tax required to be deducted and withheld. For example, if, in a particular Quarter and assuming no anti-dilution adjustments have occurred, BPY declared a distribution of $0.50 per Unit on the BPY Units, then a holder of Series 4 Units would receive an additional $0.064505 being: ($0.50 multiplied by the Exchange Number (0.97276)) less the quarterly Base Distribution ($1.6875/4) for each Series 4 Unit held.

4.1.3                                                                     Subject to Section 4.1.1, for any period that is less than a full Quarter with respect to any Series 4 Unit (i) that is issued, redeemed, exchanged or purchased during such Quarter or (ii) in respect of which assets of the Partnership are distributed to the holders thereof pursuant to Section 14 during such Quarter, the Base Distribution shall be deemed to accrue on a daily basis and shall be equal to the amount calculated by multiplying the amount that would otherwise be payable for a full Quarter by the Specified Fraction.  “Specified Fraction” means a fraction of which the numerator is the number of days in such period (including the day at the beginning of such period and excluding the day at the end of such period) during which the Series 4 Unit is in issue and the denominator is the number of days in such Quarter (including the day at the beginning thereof and excluding the Distribution Payment Date at the end thereof).

4.1.4                                                                     The first Distribution Payment Date will be •, and the amount payable on such date will be $• per Series 4 Unit, being the Base Distribution for the period from • to •.

4.1.5                                                                     For so long as Series 4 Units remain issued and outstanding, if the distributions are not paid in full (or declared and a sum sufficient for the full payment is not so set apart) on any Distribution Payment Date on the Series 4 Units and any Parity Securities, distributions declared on the Series 4 Units and such Parity Securities shall only be declared pro rata based upon the respective amounts that would have been paid on the Series 4 Units and such Parity Securities had dividends been declared and paid in full.

4.1.6                                                                     The holders of the Series 4 Units shall not be entitled to any distributions other than or in excess of the Base Distribution and the Excess Distribution Payment. For greater certainty, nothing in this Section 4.1.6 shall prevent holders of Series 4 Units from participating in any event described in Sections 9.1.1(i), 9.1.2, 9.1.3 and 9.1.4, solely at the discretion of the Partnership and subject to TSX approval, as if they had exchanged their Series 4 Units immediately prior to the effective date or record date of the event.

4.2                                                                               Cumulative Payment of Distributions

If on any Distribution Payment Date, the Base Distribution or the Excess

Distribution Payment accrued to such date is not paid in full on all of the Series 4 Units then Outstanding, such distributions, or the unpaid part thereof, shall be paid on a subsequent date or dates determined by the Managing General Partner.

4.3                                                                               Method of Payment

All Base Distributions and Excess Distribution Payments shall be paid by the Partnership directly or through the Transfer Agent or through any other Person or agent to the holders of Series 4 Units according to their holdings as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of assignment or otherwise.

5.                                                                                      REDEMPTION

5.1                                                                               Optional Redemption

Subject to the right of the holders of the Series 4 Units to require the Partnership to exchange any or all of the Series 4 Units in accordance with Section 7 and subject to Section 7.3, the Partnership may, upon giving notice in writing as hereinafter provided (the “Redemption Notice”) at its option at any time provided that the Current Market Price determined on the Business Day preceding the date on which the Redemption Notice is given is not less than 135% of the Exchange Price, redeem all, or from time to time any part, of the then Outstanding Series 4 Units (the “Right to Redeem”) by payment to the holders of such Series 4 Units an amount for each Series 4 Unit so redeemed equal to the Redemption Price (less any tax required to be deducted and withheld). Payment of the Redemption Price will be satisfied in full by the Partnership causing to be delivered, for each Series 4 Unit being redeemed, (x) such number of Freely Tradable BPY Units obtained by dividing the Issue Price by the Current Market Price determined on the Business Day preceding the date of the Redemption Notice, such units to be duly issued, fully paid and non-assessable and free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest, and, (y) if applicable, a cheque in the amount of all accrued (whether or not declared) and unpaid cash distributions, less any tax required to be deducted and withheld, on such Series 4 Unit (together, the “Redemption

Consideration”; provided that for purposes of Section 5.3 the Current Market Price will be determined on the Business Day preceding the Maturity Date). Notwithstanding anything contained herein to the contrary, the Partnership shall not redeem any of the Series 4 Units under this Section 5.1 at any time that the BPY Units are not listed on the NYSE, TSX or other national securities exchange in the United States or Canada.

5.2                                                                               Partial Redemption

In case only a part of the Series 4 Units is to be redeemed at any time, the Series 4 Units to be redeemed shall be selected pro rata from the holders of the Series 4 Units in proportion to the number of Series 4 Units held by such holders, by lot or some other method as the Managing General Partner in its sole discretion determines to be fair and equitable.

5.3                                                                               Mandatory Redemption

Subject to 7.3, on December 31, 2026 (the “Maturity Date”), if such Series 4 Units have not been exchanged, redeemed or purchased by the Partnership, the Partnership shall redeem the then Outstanding Series 4 Units by payment to each applicable holder of the Series 4 Units, of the Redemption Price (less any tax required to be deducted and withheld) in the form of the Redemption Consideration.

5.4                                                                               Method of Redemption

5.4.1                                                                     The Partnership shall, at least 30 days and not more than 60 days before the Maturity Date or any other date fixed for redemption (the “Redemption Date”), send or cause to be sent to the holders of the Series 4 Units to be redeemed a Redemption Notice setting out: (i) that the Partnership’s Right to Redeem has been exercised or that the Maturity Date is up-coming; (ii) the number of the Series 4 Units held by the holder to whom it is addressed which are to be redeemed; (iii) the Redemption Price; (iv) the Redemption Date; (v) the formula for determining the Redemption Price; (vi) that upon presentation and surrender of the certificates or book-entry shares for the Series 4 Units to be redeemed, the holders of such Series 4 Units will obtain payment as specified in Section 5 in respect of the Series 4 Units being redeemed, specifying where the payment (in the form of the Redemption Consideration) will be available for pick up, and that, if requested in writing by a holder of Series 4 Units and provided that commercial courier service is available in respect of the relevant destination, such payment will be delivered to such holders by courier at the holder’s expense; and (vii) any other matters the Partnership may deem appropriate.

5.4.2                                                                     On the Redemption Date, subject to Section 7.3, the Partnership shall make available or, if requested by the holder, cause to be delivered to each holder of Series 4 Units to be redeemed the Redemption Price (in the form of the Redemption Consideration) upon presentation and surrender of the certificate or certificates or book-entry share or shares for such Series 4 Units at the registered office of the Partnership or at any office of the Transfer Agent as may be specified by the Partnership in the Redemption Notice, together with such other documents and instruments as may be required to effect a transfer of Series 4 Units under the Limited Partnership Act and the Agreement. The Partnership will: (i) make the aggregate Redemption Price for Series 4 Units held by a holder available to be picked up at the registered office of the Partnership or at any office of the Transfer Agent, as may be specified by the Partnership in the Redemption Notice, on the Redemption Date; or (ii) at the written request of such holder and at the expense of such holder, provided that commercial courier service is available in respect of the relevant destination, deliver or cause to be delivered, by courier, the aggregate Redemption Price payable to such holder at the address of such holder recorded in the register of the Partnership or at a different address as such holder may direct in writing in a manner satisfactory to the Transfer Agent, as soon as practicable on or after the Redemption Date or such later date as the holder may request. On and after the Redemption Date, the holders of the Series 4 Units called for redemption will cease to be holders of the Preferred Units to be redeemed and will not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, and will not be entitled to receive any distributions in respect thereon (including to avoid double payment distributions that the holder would otherwise be entitled to receive by virtue of being the holder of the Series 4 Units on a record date for the payment of a distribution), unless payment of the aggregate Redemption Price deliverable to a holder for Series 4 Units is not be made upon presentation and surrender of the holder’s Series 4 Units in accordance with the foregoing provisions, in which case the rights of the holder will remain unaffected until the aggregate Redemption Price deliverable to such holder has been paid in the manner hereinbefore provided. In the case of a redemption pursuant to Section 5.1, if only a part of the Series 4 Units represented by any certificate or book-entry share is redeemed, a new certificate will be issued to the holder, or an adjustment will be made to the applicable book-entry account, for the balance of such Series 4 Units at the expense of the Partnership.

5.4.3                                                                     No fractional BPY Units shall be delivered in connection with the delivery of the Redemption Consideration on the Redemption Date in accordance with this Section 5, but in lieu thereof, the Partnership shall pay the cash equivalent of such fraction (which amount shall be determined by multiplying the relevant fraction of a BPY Unit by the Current Market Price determined on the Business Day preceding the date of the Redemption Notice, if the redemption is pursuant to Section 5.1 or the Business Day preceding the Maturity Date, if the redemption is pursuant to Section 5.3).

5.4.4                                                                     The Partnership will have the right at any time after the sending of the Redemption Notice to deposit or cause to be deposited any cash portion of the Redemption Consideration in a custodial account with any chartered bank or trust company in Canada named in the Redemption Notice and any interest allowed on such deposit will belong to the Partnership. Provided that the cash portion of the Redemption Consideration has been so deposited prior to the Redemption Date and that the remaining portion of the total Redemption Consideration has otherwise been paid in accordance with Section 5.4.2, on and after the Redemption Date, the Series 4 Units will be redeemed and the rights of the holders thereof after the Redemption Date will be limited to receiving their proportionate part of the total Redemption Price for such Series 4 Units so deposited, against presentation and surrender of the said certificates or book-entry shares held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price, the holders of the Series 4 Units will thereafter be considered and deemed for all purposes to be holders of the BPY Units delivered to them.  Any funds so deposited which remain unclaimed on the date which is two years from the Redemption Date shall be forfeited to the Partnership and paid over to or as directed by the Partnership and the former holders of the Series 4 Units shall thereafter have no right to receive their respective entitlement to the Redemption Price.

6.                                                                                      PURCHASE FOR CANCELLATION

Subject to the provisions of Section 10, the Partnership may purchase for cancellation at any time all or from time to time the whole or any part of the Outstanding Series 4 Units. Series 4 Units so purchased shall be cancelled.

7.                                                                                      EXCHANGE OF SERIES 4 UNITS

7.1                                                                               Exchange at Option of Holder

Notwithstanding the delivery of a Redemption Notice and subject to applicable Laws, a holder of the Series 4 Units shall have the right (“Right to Exchange”), exercisable at any time and from time to time, to require the Partnership to exchange any or all of the Series 4 Units registered in the name of such holder for consideration per Series 4 Unit equal to the Exchange Number of Freely Tradable BPY Units plus all accrued (whether or not declared) and unpaid cash distributions on such Series 4 Units (less any tax required to be deducted and withheld), which will be satisfied by the Partnership causing to be delivered to such holder the Exchange Consideration on the Exchange Date. The holder must give notice of a requirement to exchange by presenting and surrendering at the registered office of the Partnership or at any office of the Transfer Agent as may be specified by the Partnership by notice to the holders of Series 4 Units from time to time the certificate or certificates or book-entry share or shares representing the Series 4 Units that the holder desires to have the Partnership exchange, free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest, together with such other documents and instruments as may be required to effect a transfer of Series 4 Units under the Limited Partnership Act, the Agreement, together with a duly executed statement (the “Exchange Notice”) in the form of Schedule A to this Part V or in such other form as may be acceptable to the Partnership specifying that the holder desires to have all or any number specified therein of the Series 4 Units represented by such certificate or certificates or book-entry shares or shares (the “Exchange Preferred Units”) exchanged by the Partnership; provided that the Exchange Notice must be delivered prior to the close of business on the earlier of: (i) the Maturity Date; and (ii) the Business Day preceding any applicable Redemption Date.

7.2                                                                               Method of Exchange

7.2.1                                                                     In the case of an exchange of Series 4 Units under this Section 7, upon receipt by the Partnership or the Transfer Agent in the manner specified in Section 7.1 of a certificate or book-entry share representing the number of Series 4 Units which the holder desires to have the Partnership exchange, together with an Exchange Notice, the Partnership will exchange the Exchange Preferred Units effective at the close of business on the fifth Business Day following the date of the Exchange Notice (the “Exchange Date”). Payment for the Exchange Preferred Shares will be satisfied in full by the delivery of, for each Exchange Preferred Unit, (x) the Exchange Number of Freely Tradable BPY Units, such units to be duly issued, fully paid and non-assessable and free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest, and, (y) if applicable, a cheque in the amount of all accrued (whether or not declared) and unpaid cash distributions, less any tax required to be deducted and withheld, on such Exchange Preferred Unit (together, the “Exchange Consideration”).  The Partnership shall satisfy its obligation to deliver the Exchange Consideration by, on the Exchange Date, (i) making the aggregate Exchange Consideration available to be picked up at the registered office of the Partnership or at any office of the Transfer Agent, as may be specified in the Maturity Notice, Redemption Notice or Exchange Notice, as applicable; or (ii) at the written request of such holder pursuant to the Exchange Notice and at the expense of such holder, provided that commercial courier service is available in respect of the relevant destination, delivering or causing to be delivered the Exchange Consideration to the relevant holder at the address specified in the holder’s Exchange Notice. If only a part of the Series 4 Units represented by any certificate or book-entry share is exchanged a new certificate will be issued to the holder, or an adjustment will be made to the applicable book-entry account, for the balance of such Series 4 Units at the expense of the Partnership.

7.2.2                                                                     On and after the close of business on the Exchange Date, the holder of the Exchange Preferred Units will cease to be a holder of such Exchange Preferred Units and will not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total Exchange Consideration, and will not be entitled to receive any distributions in respect thereon (including distributions that the holder would otherwise be entitled to receive by virtue of being the holder of the Exchange Preferred Units on a record date for the payment of a distribution), unless upon presentation and surrender of the holder’s Series 4 Units in accordance with the foregoing provisions, payment of the aggregate Exchange Consideration to such holder will not have been made, in which case the rights of such holder will remain unaffected until such aggregate Exchange Consideration has been delivered in the manner hereinbefore provided. On and after the close of business on the Exchange Date, provided that presentation and surrender of the holder’s Series 4 Units and payment of such aggregate Exchange Consideration has been made in accordance with the foregoing provisions, the holder of the Exchange Preferred Units so exchanged by the Partnership will thereafter be considered and deemed for all purposes to be a holder of the BPY Units delivered to such holder.

7.2.3                                                                     Notwithstanding any other provision of this Section 7 if:

(i)                                     the exercise of the rights of the holders of the Series 4 Units to require the Partnership to exchange any Series 4 Units pursuant to this Section 7 on any Exchange Date would require listing approval or any similar document to be issued in order to obtain the approval of the TSX and/or the NYSE to the listing and trading (subject to official notice of issuance)

of the BPY Units that would be required to be delivered to such holders of Series 4 in connection with the exercise of such rights; and

(ii)                                  as a result of (i) above, it would not be practicable (notwithstanding the reasonable endeavours of BPY) to obtain such approvals in time to enable all or any of such Units to be admitted to listing and trading by the TSX and/or the NYSE (subject to official notice of issuance) when so delivered, the Exchange Date will, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Exchange Notice, be deemed for all purposes to be the earlier of (i) the second Business Day immediately following the date the approvals referred to in Section 7.2.3(i) are obtained, and (ii) the date which is 30 Business Days after the date on which the relevant Exchange Notice is received by the Partnership, and references in this Section 7 to such Exchange Date will be construed accordingly.

7.2.4                                                                     No fractional BPY Units shall be delivered in connection with the delivery of the Exchange Consideration on the Exchange Date in accordance with this Section 7, but in lieu thereof, the Partnership shall pay the cash equivalent of such fraction (which amount shall be determined by multiplying the relevant fraction of a BPY Unit by the Current Market Price determined on the Business Day preceding the Exchange Date).

7.3                                                                               Automatic Exchange

If on the Business Day preceding any Redemption Date the value of the Exchange Number of BPY Units to be received by a holder of the Series 4 Units upon exercise of the Right to Exchange for one Series 4 Unit (which value shall be determined using the Current Market Price determined on the Business Day preceding the Redemption Date) exceeds the Issue Price, the holder shall be deemed to have exercised the Right to Exchange with respect to all of such holder’s Series 4 Units to be redeemed on the Redemption Date, unless the holder provides written notice to the Partnership prior to such Business Day specifying that the Series 4 Units are not to be so exchanged.

8.                                                                                      PREFERRED CALL RIGHT

8.1                                                                               Preferred Call Right

At any time the Partnership is required to make available or deliver BPY Units to the holder of Series 4 Units, BPY shall have the right (the “Preferred Call Right”) to acquire all (but not less than all) the Series 4 Units (and all rights in respect thereof, including rights to declared but unpaid distributions) to be redeemed, pursuant to Section 5, or exchanged, pursuant to Section 7, in consideration for the aggregate Redemption Consideration or the aggregate Exchange Consideration, as applicable.

8.2                                                                               Exchange of Series 4 Units for BPY Units

8.2.1                                                                     The Partnership shall notify BPY of each Redemption Date and Exchange Date, at least four Business Days prior to such date. At any time within two Business Days from the date of BPY’s receipt of such notice, BPY may elect to exercise the Preferred Call Right and shall give written notice to the Partnership and to the holder of the Series 4 Units of such election (the “Preferred Call Notice”).  The Preferred Call Notice shall contain all relevant information, and shall be presented together with all related certificates, book-entry shares and documents that the Partnership may reasonably require or as may be required by applicable Law to effect the Preferred Call Right.

8.2.2                                                                     If BPY exercises its Preferred Call Right, on the Redemption Date or Exchange Date, as applicable, the holder will deliver to BPY the certificate or certificates or book-entry share or shares representing the Series 4 Units being sold pursuant to the Preferred Call Right on such date, together with such other documents and instruments as may be required to effect a transfer of Series 4 Units under the Limited Partnership Act, the Agreement and such additional documents and instruments as the Transfer Agent, the Partnership and BPY may reasonably require.  Concurrently with such delivery, BPY shall (i) make the aggregate Redemption Consideration or the aggregate Exchange Consideration, as applicable, available to be picked up at the registered office of the Partnership or at any office of the Transfer Agent, as may be specified in the Redemption Notice or Exchange Notice, as applicable, or (ii) at the written request of such holder and at the expense of such holder, provided that commercial courier service is available in respect of the relevant destination, deliver or cause to be delivered, by courier, the consideration payable to such holder at the address of such holder recorded in the register of the Partnership or at a different address as such holder may direct in writing in a manner satisfactory to the Transfer Agent, as soon as practicable after the Redemption Date or Exchange Date, as applicable, or such later date as the holder may request.  The BPY Units issued to the holder of the Series 4 Units shall be duly issued, fully paid and non-assessable, free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest.  Other than as specifically contemplated in the Agreement, the BPY Units issued to any holder of Series 4 Units pursuant to Section 8.2.1 will be issued in accordance with the BPY Partnership Agreement.

8.2.3                                                                     On and after the close of business on the Redemption Date or Exchange Date, as applicable, the holder of the Series 4 Units acquired by BPY will cease to be a holder of such Series 4 Units and will not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total Redemption Consideration or Exchange Consideration, as applicable, and will not be entitled to receive any distributions in respect thereon (including distributions that the holder would otherwise be entitled to receive by virtue of being the holder of the Series 4 Units on a record date for the payment of a distribution), unless upon presentation and surrender of the holder’s Series 4 Units in accordance with the foregoing provisions, payment of the aggregate Redemption Consideration or aggregate Exchange Consideration, as applicable, to such holder will not have been made, in which case the rights of such holder will remain unaffected until such aggregate Redemption Consideration or aggregate Exchange Consideration, as applicable, has been delivered in the manner hereinbefore provided. On and after the close of business on the Redemption Date or Exchange Date, as applicable, provided that presentation and surrender of the holder’s Series 4 Units and payment of such aggregate Redemption Consideration or aggregate Exchange Consideration has been made in accordance with the foregoing provisions, the holder of the Series 4 Units acquired by BPY will thereafter be considered and deemed for all purposes to be a holder of the BPY Units delivered to such holder, and BPY shall thereafter be considered and deemed for all purposes to be a holder of the Series 4 Units and shall receive the full amount of any distributions declared but unpaid as of such date.

8.2.4                                                                     The Managing General Partner and the Partnership shall take all steps necessary under this Agreement to effect the transfer of such Series 4 Units, including the registration of such transfer in the Partnership’s register of Limited Partners and by issuing such Series 4 Units in the name of BPY representing the Series 4 Units transferred to BPY in accordance with this Section 8.2, without expense to BPY.

8.2.5                                                                     If only a part of the Series 4 Units represented by any certificate or book-entry share is purchased by BPY pursuant to its Preferred Call Right a new certificate will be issued to the holder, or an adjustment will be made to the applicable book-entry account, for the balance of such Series 4 Units at the expense of the Partnership.

8.2.6                                                                     No fractional BPY Units shall be delivered in connection with the exercise of the Preferred Call Right, but in lieu thereof, BPY shall pay the cash equivalent of such fraction (which amount shall be determined by multiplying the relevant fraction of a BPY Unit by the Current Market Price determined on the Business Day preceding the Redemption Date or Exchange Date, as applicable).

8.3                                                                               Exchange of Series 4 Units for Managing General Partner Units

Immediately following BPY’s purchase of Series 4 Units, BPY shall exchange such Series 4 Units for (i) that number of Managing General Partner Units equal to the number of BPY Units included in the Redemption Consideration or the Exchange Consideration, as applicable, and (ii) if applicable, a cheque in the amount of all accrued (whether or not declared)

and unpaid cash distributions on such Series 4 Units, less any tax required to be deducted and withheld. In addition to any other Units previously held by BPY, BPY will be considered and deemed for all purposes to be the holder of the number of Managing General Partner Units equal to the number of Series 4 Units exchanged pursuant to the Preferred Call Right.

8.4                                                                               Delegation of Rights and Obligations

BPY may designate another member of the BPY Group to exercise its rights (to deliver the Exchange Consideration or the Redemption Consideration, as applicable) in this Section 8.

9.                                                                                      ADJUSTMENTS

9.1                                                                               Adjustment upon Consolidation, Subdivision, Distributions or Repurchases

9.1.1                                                                     If BPY shall, after the Issue Date (i) fix a record date for the payment of a stock distribution or the making of a distribution with respect to BPY Units in BPY Units to all or substantially all of the holders of the BPY Units, (ii) subdivide or redivide the BPY Units into a greater number of units, or (iii) reduce, combine or consolidate the BPY Units into a smaller number of units (any of such events in clauses (i), (ii) and (iii) being herein called a “Section 9.1.1 Transaction”), then, in any such event, the Exchange Number shall be adjusted, effective immediately after the record date in the case of clause (i) or the effective date in the case of clauses (ii) and (iii), so that each holder of the Series 4 Units shall thereafter be entitled to receive upon exchange of Series 4 Units pursuant to the Right to Exchange, the number of the Freely Tradable BPY Units which such holder would have owned or been entitled to receive immediately following any Section 9.1.1 Transaction had such Series 4 Units been exchanged immediately prior to the record date in the case of clause (i) or the effective date in the case of clauses (ii) or (iii), such adjustment to be made such that the applicable number will equal the number determined by multiplying the Exchange Number in effect immediately prior to the record date or the effective date, as the case may be, by a fraction, the numerator of which shall be the number of BPY Units outstanding immediately after giving effect to, and solely as a result of, such Section 9.1.1 Transaction and the denominator of which shall be the number of BPY Units outstanding immediately prior to the effectiveness of the Section 9.1.1 Transaction.

9.1.2                                                                     If BPY shall, after the Issue Date, fix a record date for the issue of options, rights or warrants to all or substantially all of the holders of the BPY Units entitling them for a period up to 45 days from the date of issuance of such options, rights or warrants to subscribe for or purchase BPY Units or securities convertible or exchangeable into BPY Units at a price per unit (or having a conversion or exchange price per unit) less than the Current Market Price on the earlier of such record date and the date on which BPY publicly announces its intention to make such issuance, then in each such case the Exchange Number shall be adjusted effective immediately after such record date so that it will equal the number determined by multiplying the Exchange Number in effect at 4:59 p.m. (Toronto time) on such record date by a fraction, the numerator of which shall be the number of BPY Units outstanding at 4:59 p.m. (Toronto time) on such record date, plus such number of additional BPY Units offered for subscription or purchase pursuant to such options, rights or warrants and the denominator of which shall be the number of BPY Units outstanding at 4:59 p.m. (Toronto time) on such record date, plus such number of additional BPY Units which the aggregate offering price of the total number of BPY Units so offered for subscription or purchase pursuant to such options, rights or warrants would purchase at such Current Market Price, which shall be determined by multiplying such total number of units by the exercise price of such options, rights or warrants and dividing the product so obtained by such Current Market Price. To the extent that such options, rights or warrants expire without being exercised (or such convertible or exchangeable securities expire without being converted or exchanged), the Exchange Number shall be readjusted to the number which would then be in effect had such adjustments for the issuance of such options, rights or warrants been made upon the basis of only the number of BPY Units actually delivered.

9.1.3                                                                     If BPY shall, after the Issue Date, fix a record date for the making of a distribution to all or substantially all of the holders of the BPY Units of (i) Partnership Interests other than the BPY Units; (ii) rights, options or warrants to subscribe for or purchase any of its securities (other than those referred to in Section 9.1.2); or (iii) cash, evidence of indebtedness, securities, non-cash dividends not otherwise made the subject of adjustments pursuant to this Section 9 or other property or assets (other than cash distributions that constitute Ordinary BPY Distributions, distributions paid in lieu of Ordinary BPY Distributions or that portion of cash distributions to holders of BPY Units resulting in holders of the Series 4 Units receiving an Excess Distribution Payment), then in each such case the Exchange Number shall be adjusted effective immediately after such record date so that it will equal the number determined by multiplying the Exchange Number in effect at 4:59 p.m. (Toronto time) on such record date by a fraction, the numerator of which shall be the Current Market Price as at the earlier of such record date and the date on which BPY publicly announces its intention to make such distribution and the denominator of which shall be such Current Market Price less the Fair Market Value, as of such record date of the portion of the shares, cash, evidence of indebtedness, securities or other property or assets so distributed or of such rights, options or warrants which are applicable to one BPY Unit.

If the transaction that gives rise to an adjustment pursuant to this Section 9.1.3 is one pursuant to which the distribution or the making of a distribution with respect to the BPY Units consists of units, shares or other similar equity interests in, a Subsidiary or other business unit of BPY (e.g. a spin-off) or consists of any other securities, that are, or when issued, will be, traded on a securities exchange or quoted on a quotation facility in Canada, the United States or elsewhere, then, in any such event, the Exchange Number shall be adjusted, effective immediately after such record date, so that it will equal the number determined by multiplying the Exchange Number in effect at 4:59 p.m. (Toronto time) on such record date by a fraction, the numerator of which shall be the volume-weighted average trading price of the shares, similar equity interests or other securities distributed to holders of BPY Units applicable to one BPY Unit over each of the 20 consecutive trading days commencing on and including the trading day after the date on which “ex-distribution trading” commences for such units, shares, similar equity interests or other securities on the principal exchange or other market on which they are listed, quoted or traded (the “Valuation Period”) plus the volume-weighted average trading price of the BPY Units over the Valuation Period (the “Post-Distribution Price”), and the denominator of which shall be the Post-Distribution Price.

To the extent that such distribution is not so made or to the extent that any such rights, options or warrants so distributed expire without being exercised, the Exchange Number shall be readjusted to the number which would then be in effect if such record date had not been fixed or to the number which would then be in effect based upon such shares, cash, evidence of indebtedness, securities or other property or assets actually distributed or based upon the number of securities actually delivered upon the exercise of such rights, options or warrants, as the case may be.

9.1.4                                                                     If BPY or any of its Subsidiaries shall, after the Issue Date, successfully complete a tender or exchange offer or substantial issuer bid (collectively, “Substantial Issuer Bid”) for the BPY Units where the cash and the value of any other consideration included in the payment per BPY Unit exceeds the volume-weighted average trading price of a BPY Unit on the Securities Exchange during the ten trading day period following the expiration of the Substantial Issuer Bid, then the Exchange Number shall be adjusted effective immediately after the expiration of the Substantial Issuer Bid so that it will equal the number determined by multiplying the Exchange Number in effect immediately prior to the expiration of the Substantial Issuer Bid by a fraction, the numerator of which shall be the aggregate Fair Market Value payable in the Substantial Issuer Bid, plus the product of the volume-weighted average trading price of the BPY Units over each of the 20 consecutive trading days commencing on and including the fifth trading day after the expiration of the Substantial Issuer

Bid by the number of BPY Units outstanding immediately after the expiration of the Substantial Issuer Bid (after giving effect to the purchase of all BPY Units accepted for purchase or exchange in the Substantial Issuer Bid), and the denominator of which shall be the Closing Price on the trading day immediately succeeding the expiration of the Substantial Issuer Bid multiplied by the number of BPY Units outstanding immediately prior to the expiration of the Substantial Issuer Bid, including any BPY Units purchased.  In the event that BPY, or one of its Subsidiaries, is obligated to purchase BPY Units pursuant to any such Substantial Issuer Bid, but BPY, or such Subsidiary, is permanently prevented by applicable Law from effecting any such purchases, or all such purchases are rescinded, then the Exchange Number shall be readjusted to be such Exchange Number that would then be in effect if such Substantial Issuer Bid had not been made.

9.1.5                                                                     If there is any reclassification of the BPY Units at any time outstanding or any change of the BPY Units, in either case, solely into other Equity Securities of BPY or a successor to BPY (including as a result of an amalgamation, arrangement, merger or similar transaction) (any such reclassification or change being called a “Capital Reorganization”), then each holder of a Series 4 Unit in respect of which the Right to Exchange or Right to Redeem is exercised or in respect of which payment is due on the Maturity Date, in any case following the effective date of such Capital Reorganization, will be entitled to receive, and shall accept, in lieu of the BPY Units to which such holder was theretofore entitled upon such exercise, the kind of Freely Tradable Equity Securities which such holder would have been entitled to receive immediately following such Capital Reorganization had such holder been the registered holder of the BPY Units to which such holder was entitled immediately prior to such Capital Reorganization. For the purpose of determining the number of such Equity Securities resulting from such Capital Reorganization to which each such holder is entitled, and must accept, and for all other purposes of Part V of this Schedule A, each reference to BPY Units shall be deemed to be a reference to

Equity Securities of the kind and number into which the BPY Units have been reclassified or changed resulting from such Capital Reorganization.

9.1.6                                                                     For purposes of this Section 9.1 all distributions of BPY Units (or securities convertible into or exchangeable for BPY Units), other securities, or other assets or property shall be deemed to occur at 5:00 p.m. (Toronto time) on the record date.

9.1.7                                                                     All adjustments to the Exchange Number shall be calculated to the nearest 1/10,000th of a BPY Unit (or if there is not a nearest 1/10,000th of a unit, to the next lower 1/10,000th of a unit).

9.1.8                                                                     No adjustment in the Exchange Number shall be made in respect of any event described in Sections 9.1.1(i), 9.1.2, 9.1.3 and 9.1.4 if the holders of the Series 4 Units are entitled to participate in the event on the same terms, mutatis mutandis, as if they had exchanged their Series 4 Units immediately prior to the effective date or record date of the event, as applicable, or, in the case of an event described in Section 9.1.3, to the extent that the holders of the Series 4 Units received an Excess Distribution Payment in respect of such event.  For greater certainty, the holders of the Series 4 Units shall be entitled to participate in any event described in Sections 9.1.1(i), 9.1.2, 9.1.3 and 9.1.4 as if they had exchanged their Series 4 Units immediately prior to the effective date or record date of the event solely at the discretion of the Partnership and subject to TSX approval, provided that if the holders of Series 4 Units do not participate in any such event, the Exchange Number shall be adjusted as set forth in in Sections 9.1.1(i), 9.1.2, 9.1.3 and 9.1.4.

9.1.9                                                                     No adjustment in the Exchange Number shall be required: (i) upon the issuance of BPY Units, other securities, property or assets by way of distribution in lieu of an Ordinary BPY Distribution to all or substantially all of the holders of the BPY Units; (ii) upon the issuance of any BPY Units pursuant to any present or future customary plan providing for the reinvestment of distributions or interest payable on interests of BPY and the investment, at market prices, of additional optional amounts in the BPY Units under any such plan; (iii) upon the repurchase of BPY Units pursuant to a normal course issuer bid; (iv) upon the issuance of any BPY Units or options or rights to purchase those BPY Units pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by BPY or any of its Subsidiaries or other Affiliates; (v) upon the issuance of any BPY Units pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date; and (vi) upon the issuance of any BPY Units or any other security of BPY in connection with acquisitions of assets or securities of another person, including with respect to any consolidation, amalgamation, arrangement, merger or similar transaction.

9.1.10                                                              Notwithstanding any other provision herein, no adjustment shall be made in respect of an event otherwise requiring an adjustment under this Section 9.1 except to the extent such event is actually consummated.

9.1.11                                                              If any event occurs that would trigger an adjustment in the Exchange Number pursuant to this Section 9 under more than one subsection hereof, such event, to the extent taken into account in any adjustment, shall not result in any other adjustment hereunder.

9.1.12                                                              After adjustment in the Exchange Number pursuant to this Section 9, any subsequent event requiring an adjustment under this Section 9 shall cause an adjustment to such Exchange Number as so adjusted.

9.2                                                                               Adjustment upon Reorganization Event

9.2.1                                                                     In the event of (i) any consolidation, amalgamation, arrangement, merger or similar transaction of BPY, or of a successor to BPY, which does not result in holders of the BPY Units receiving solely Equity Securities of BPY or one or more successors to BPY, (ii) a take-over bid or similar transaction which results in not less than 90% of the outstanding BPY Units being owned by a single Person or group of Persons acting jointly or in concert, or (iii) any sale, lease or other disposition involving all or substantially all of the assets of BPY (any such event being herein referred to as a “Reorganization Event”), each Series 4 Unit Outstanding immediately prior to the Reorganization Event shall, without the consent of the holders of the Series 4 Units, remain outstanding, but the definition of “Exchange Consideration” will be adjusted to provide that each holder of the Series 4 Unit, upon exchange of the Series 4 Units pursuant to the Right to Exchange, will receive, with respect to each Series 4 Unit held, cash in an amount equal to the product of the Exchange Number and the Transaction Value. For this purpose, “Transaction Value” means (x) for any cash received in any such Reorganization Event, the amount of cash received per BPY Unit, (y) for any property other than cash or securities received in any such Reorganization Event, an amount equal to the Fair Market Value of such property received per BPY Unit, and (z) for any securities received in any such Reorganization Event, an amount equal to the Fair Market Value of such securities received per BPY Unit, determined, in the case of each of clauses (y) and (z) as of the Exchange Date. Notwithstanding the foregoing, in lieu of delivering cash as provided above, the Partnership may at its option deliver an equivalent value of securities or other property received in such Reorganization Event, determined in accordance with clause (y) or (z) above, as applicable. The kind and amount of securities into which the Series 4 Units shall be so exchangeable at the election of the Partnership after a Reorganization Event shall be subject to adjustment as described in Section 9.1 mutatis mutandis following the date of completion of such Reorganization Event.

9.2.2                                                                     The foregoing adjustments will be made successively whenever any Reorganization Event may occur.

9.3                                                                               Notice of Adjustments and Certain Other Events

9.3.1                                                                     Whenever the Exchange Number is adjusted as herein provided, the Partnership shall, as soon as practicable, compute the new Exchange Number and give notice to the holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Exchange Number was calculated.

9.3.2                                                                     As soon as practicable after BPY publicly announces that any of the events which could result in an adjustment pursuant to Section 9.1 or 9.2 has occurred, or will occur, then the Partnership shall as soon as practicable deliver to the holders of the Series 4 Units a notice stating (x) the record date as of which the holders of the BPY Units to be entitled to such dividend, issue or distribution are to be determined, or (y) the date on which such Section 9.1.1 Transaction, Capital Reorganization, Reorganization Event, or other action is expected to become effective.

10.                                                                               CERTAIN RESTRICTIONS

So long as any of the Series 4 Units are outstanding, the Partnership shall not, without the approval of the holders of the Series 4 Units as a series, given as specified in Section 13:

(i)                                     declare, pay or set aside for payment any distributions in respect of the Junior Securities;

(ii)                                  call for redemption, redeem, purchase or otherwise pay off or retire for value any Junior Securities; or

(iii)                               make any payments pursuant to Section 5.2.4 of the Agreement;

provided that the restrictions set out in Sections 10(i), (ii) and (iii) will not apply if (x) all accrued and unpaid Base Distributions and Excess Distributions on the Outstanding Series 4 Units have been declared and paid or set aside for payment in full for all periods prior to the existing Quarter and (y) the regular record date for the existing Quarter has passed, the Base Distribution and any Excess Distributions on the Outstanding Series 4 Units have been declared in full for the existing Quarter; and provided, further, the restrictions set out in Section 10(ii) will not apply to the purchase of fractional interests in Junior Securities pursuant to the conversion or exchange provisions of such Junior Securities or the security being converted or exchanged.

11.                                                                               VOTING RIGHTS

Except as required by Law or as otherwise provided herein, the holders of the Series 4 Units shall not be entitled as such to receive notice of, to attend or to vote at any meetings of the Partnership or have any right or authority to act for or bind the Partnership or to take part or in any way to interfere in the conduct or management of the Partnership.

12.                                                                               AMENDMENT WITH APPROVAL OF HOLDERS OF THE SERIES 4 UNITS

The rights, privileges, restrictions and conditions attached to the Series 4 Units may be added to, changed or removed but only with the approval of the holders of a majority of the Outstanding Series 4 Units, given as hereinafter specified.

13.                                                                               APPROVAL OF HOLDERS OF THE SERIES 4 UNITS

13.1                                                                        The approval of the holders of the Series 4 Units as a series in respect of any matter requiring the consent of the holders of the Series 4 Units as a series may be given in such manner as may then be required by Law, subject to a minimum requirement that such approval be passed by the requisite affirmative vote of the votes cast at a meeting of the holders of Series 4 Units as a series duly called and held for that purpose in accordance with Article 17 of the Agreement or given by resolution signed by holders of Series 4 Units as a series in accordance with Article 17 of the Agreement.

13.2                                                                        Each Series 4 Unit shall entitle the holder thereof to one vote for the purposes of any approval at a meeting of the holders of the Series 4 Units or by written consent.

14.                                                                               LIQUIDATION, DISSOLUTION OR WINDING-UP

14.1                                                                        In the event of the dissolution, liquidation or winding-up of the Partnership, whether voluntary or involuntary, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 13.2.2 of the Agreement, the holders of the Series 4 Units shall be entitled to receive, from the assets of the Partnership, a sum equal to the Issue Price for each Series 4 Unit held by them respectively, plus an amount equal to all distributions accrued (whether or not declared) and unpaid thereon up to (but excluding) the date of payment, less any tax required to be deducted and withheld, the whole before any distribution of any part of the assets of the Partnership among the holders of any Junior Securities. After payment to the holders of the Series 4 Units of the amounts so payable to them, they shall not be entitled to share in any further distribution of the assets of the Partnership. Notwithstanding anything contained herein to the contrary, the Partnership shall, to the extent practicable, provide 30 days’ prior written notice to allow any holders of the Series 4 Units to exercise such holders’ Right to Exchange prior to liquidation.

14.2                                                                        In the event the assets of the Partnership available for distribution to holders of Partnership Interests upon any dissolution, liquidation or winding-up of the Partnership, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all of the Outstanding Series 4 Units and the corresponding amounts payable on any Parity Securities, the holders of the Series 4 Units and the holders of such Parity Securities shall share ratably in any distribution of assets of the Partnership in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

15.                                                                               TAX MATTERS

15.1                                                                        Guaranteed Payments

15.1.1                                                              Each of the Base Distribution and the Excess Distribution, whether paid or accrued, shall be treated as a guaranteed payment within the meaning of Section 707(c) of the Code, including for the purpose of determining Net Income and Net Loss and otherwise maintaining Capital Accounts, unless there is a Change in Tax Law that, based on the advice of nationally-recognized counsel experienced as to such matters, requires treatment other than as a guaranteed payment for U.S. federal income tax purposes. The Managing General Partner shall notify the holders of the Series 4 Units of any such intention to change such treatment and shall cooperate in good faith with the holders of the Series 4 Units to resolve any disputes regarding such change in treatment.

15.1.2                                                              For U.S. federal income tax purposes, the deduction attributable to any amount treated as a guaranteed payment under Section 15.1.1 shall be specially allocated to the Partners in a manner determined by the Managing General Partner in its sole discretion that is not inconsistent with the applicable provisions of the Code and Treasury Regulations.

15.2                                                                        U.S. Withholding Tax

Notwithstanding anything to the contrary herein, the Partnership shall withhold no U.S. federal income tax (including under Chapter 3, Chapter 4 or Chapter 61 of the Code) nor any U.S. state or local tax in respect of any Base Distribution or Excess Distribution, whether paid or accrued, or any other distribution on Series 4 Units (including in redemption), except for tax required to be withheld as a result of (i) a Change in Tax Law that, based on the advice of nationally-recognized counsel experienced as to such matters, requires such withholding or (ii) the failure of any holder of Series 4 Units to timely deliver to the Partnership a valid, properly executed IRS Form W-8BEN-E, IRS Form W-9, or such other form as may be required under applicable Law as a precondition to exemption or reduction from such withholding; provided, however, that the Managing General Partner shall have no liability to the Partnership or any holder of Series 4 Units for any failure to request or obtain such form from any holder of Series 4 Units or for withholding or failing to withhold in respect of any holder of Series 4 Units who has not furnished such form to the Managing General Partner. Notwithstanding the foregoing, in no event shall the Managing General Partner withhold pursuant to clause (ii) of this Section 15.2 any such amounts in respect of any Base Distribution or Excess Distribution to the Initial Holder, unless the Managing General Partner has given advance written notice (at least 10 days prior to withholding any amounts) to the Initial Holder that such certificate is required to be provided.

15.3                                                                        Classification of Series 4 Units as Equity

Each of the Managing General Partner, the Partnership, and the holders of the Series 4 Units shall treat the Series 4 Units as equity for all U.S. federal, state, and local income tax purposes, and neither the Managing General Partner, the Partnership, nor any holder of Series 4 Units shall take any position on any U.S. federal, state, or local income or franchise tax return that is inconsistent with such treatment, unless there is a Change in Tax Law that, based on the advice of nationally-recognized counsel experienced as to such matters, requires different reporting and treatment.

16.                                                                               LEGENDS AND CERTIFICATIONS

16.1                                                                        The Series 4 Units and BPY Units have not been, and will not be, registered under the U.S. Securities Act or applicable securities laws of any state of the United States. Each certificate representing BPY Units originally issued to, or for the account or benefit of, a U.S. Person or a person in the United States, and each certificate representing the BPY Units issued in exchange therefor or in substitution thereof, shall bear the following legend (the “U.S. Legend”) until such time as the U.S. Legend is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF BROOKFIELD PROPERTY PARTNERS L.P. (THE “COMPANY”) THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S (“REGULATION S”) UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND IN EACH CASE IN COMPLIANCE WITH

APPLICABLE STATE SECURITIES LAWS PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (C) OR (D) ABOVE, A LEGAL OPINION SATISFACTORY TO THE COMPANY MUST FIRST BE PROVIDED TO THE COMPANY’S TRANSFER AGENT.

THESE SECURITIES MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON CANADIAN STOCK EXCHANGES.  A NEW CERTIFICATE, BEARING NO LEGEND, MAY BE OBTAINED FROM THE COMPANY’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO THE COMPANY’S TRANSFER AGENT AND THE COMPANY AND, IF SO REQUIRED BY THE COMPANY’S TRANSFER AGENT, AN OPINION OF COUNSEL, TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT.”,

provided that if BPY is a “foreign issuer” as defined in Regulation S under the U.S. Securities Act at the time such BPY Units are being sold, and such BPY Units are being sold outside of the United States in compliance with the requirements of Rule 904 of Regulation S, the U.S. Legend may be removed by providing a declaration to the transfer agent for the BPY Units in the form set out in Schedule C to this Part V (or as BPY may reasonably prescribe from time to time) and, if requested by BPY, the Property Partnership, the Transfer Agent or the transfer agent for the BPY Units, an opinion of counsel of recognized standing in form and substance reasonably satisfactory to such requesting party, as applicable, to the effect that such sale is being made in compliance with Rule 904 of Regulation S under the U.S. Securities Act; and provided, further, that, if any BPY Units are being sold otherwise than in accordance with Rule 904 of Regulation S under the U.S. Securities Act and other than to BPY, the legend may be removed by delivery to the transfer agent for the BPY Units and BPY of an opinion of counsel, of recognized standing reasonably satisfactory to the BPY and the transfer agent for the BPY Units, that such legend is no longer required under applicable requirements of the U.S. Securities Act or any applicable state securities laws.

The transfer agent for the BPY Units shall be entitled to request any other document that it may require in accordance with its internal policies for removal of the legend set forth above.

16.2                                                                        In connection with any redemption or exchange of Series 4 Units, in each case as set forth herein, a holder of Series 4 Units subject to such redemption or exchange who is a person in the United States, a U.S. Person, or a person requesting delivery of the BPY Units issuable upon such redemption or exchange in the United States must provide (a) a completed and executed U.S. Purchaser Certification or (b) an opinion of counsel of recognized standing in form and substance reasonably satisfactory to BPY and BPY’s transfer agent that the issuance of BPY Units pursuant to such redemption or exchange is exempt from the registration requirements of applicable securities laws of any state of the United States and the U.S. Securities Act.

17.                                                                               UNISSUED OR REACQUIRED UNITS

Series 4 Units not issued or that have been issued and exchanged, redeemed or otherwise purchased or acquired by the Partnership shall be restored to the status of authorized but unissued Class A Preferred Units without designation as to series, until such units are once more designated as part of a particular series by the Managing General Partner.

18.                                                                               NO SINKING FUND

Series 4 Units are not subject to the operation of a sinking fund.

19.                                                                               PREEMPTION

Holders of Series 4 Units shall not have any rights of preemption with regard to any Partnership Interests.

SCHEDULE A
EXCHANGE NOTICE

To:                             Brookfield Property L.P. (the “Partnership”)

This notice is given pursuant to Section 7.1 of Part V of Schedule A (the “Unit Provisions”) to that certain Second Amended and Restated Limited Partnership Agreement for Brookfield Property L.P. dated August 8, 2013, as amended (the “Limited Partnership Agreement”) and all capitalized terms used in this notice but not herein defined have the meanings ascribed to them in the Unit Provisions.

The undersigned hereby notifies the Partnership that, the undersigned irrevocably elects to exchange:

☐                                    all Series 4 Unit(s) represented by the certificate or book-entry share attached to this Exchange Notice; or

☐                                                  of the Series 4 Units(s) represented by the certificate or book-entry share attached to this Exchange Notice,

for BPY Units in the manner specified in, and in accordance with, Section 7 of the Unit Provisions.

In accordance with Section 7 of the Unit Provisions, the undersigned herewith surrenders the certificate or book-entry share attached to this Exchange Notice and directs that the BPY Units issuable and deliverable upon the exchange be issued to the Person indicated below. (If BPY Units are to be issued in the name of a Person other than the holder, all requisite transfer taxes must be tendered by the undersigned.)

Certificates representing the BPY Units will be available, on and after the Exchange Date, to be picked up at [address to be inserted].

The undersigned hereby acknowledges that the undersigned is aware that the BPY Units received upon exchange may be subject to restrictions on resale under applicable securities law.

The undersigned represents, warrants and certifies as follows (one (only) of the following must be checked):

☐                                    (A) the undersigned holder at the time of exchange of the Series 4 Unit(s) (i) is not in the United States, (ii) is not exchanging the Series 4 Unit(s) for the account or benefit of a person in the United States, (iii) is not a U.S. person, (iv) did not execute or deliver this exchange notice in the United States and (v) delivery of the BPY Unit(s) to be exchanged for the Series 4 Unit(s) will not be made to an address in the United States; or

☐                                    (B) the undersigned holder is either (i) a holder in the United States, (ii) executing or delivering this exchange notice in the United States, (iii) a U.S. person, or (iv) requesting delivery of the BPY Unit(s) to be exchanged for the Series 4 Unit(s) in the United States, and the undersigned holder has delivered to Brookfield Property Partners L.P. (the “Company”) and the Company’s transfer agent, CST Trust Company, (a) a completed and executed U.S. Purchaser Certification in substantially the form attached to as Schedule B to Part V of Schedule A to the Limited Partnership Agreement or (b) an opinion of counsel (which will not be sufficient unless it is in form and substance reasonably satisfactory to the Company to the effect that with respect to the BPY Unit(s) to be delivered upon exchange, the issuance of such securities has been registered under the U.S. Securities Act and applicable state securities laws, or an exemption from such registration requirements is available.

It is understood that the Company and CST Trust Company may require evidence to verify the foregoing representations.

The undersigned hereby represents and warrants to the Partnership that the undersigned is the sole registered and beneficial owner of the Series 4 Unit(s) to be acquired by the Partnership, free and clear of all liens, claims, encumbrances, security interests and adverse claims or interests.

(Date)

(Signature of Registered Unitholder)

(Guarantee of Signature)

NOTE:          This panel must be completed and the certificate or book-entry share attached to this Exchange Notice, together with such additional documents as the Transfer Agent and the Partnership may require, must be deposited at [address to be inserted].

(Name of Person in Whose Name Securities and/or Cheque(s)
Are to be Registered, Issued or Delivered (please print))

(Street Address or P.O. Box)

(City, Province/State, Country and Postal/Zip Code)

(Signature of Registered Unitholder)

Guarantor’s signature

NOTE:          If this Exchange Notice is for less than all of the Series 4 Unit(s) represented by this certificate or book-entry share, a certificate representing the balance of the Series 4 Units will be issued and registered in the name of the unitholder as it appears on the register of the Partnership.

SCHEDULE B
U.S. PURCHASER CERTIFICATION

TO:                           Brookfield Property Partners L.P. (the “Company”)
Brookfield Property L.P. (the “Partnership”)

AND TO:                                             CST Trust Company as Transfer Agent

We are delivering this letter in connection with the exchange of Series 4 Units of the Partnership for BPY Units of the Company pursuant to Section 7.1 of Part V of Schedule A (the “Unit Provisions”) to that certain Second Amended and Restated Limited Partnership Agreement for Brookfield Property L.P. dated August 8, 2013, as amended (the “Limited Partnership Agreement”). All capitalized terms used herein but not herein defined have the meanings ascribed to them in the Unit Provisions.

We hereby confirm that

(a)                                 we are an “accredited person” defined under Rule 501(a) of the U.S. Securities Act;

(b)                                 we are acquiring the BPY Units for our own account;

(c)                                  we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of acquiring the BPY Units;

(d)                                 we are not acquiring the BPY Units with a view to distribution thereof or with any present intention of offering or selling any of the BPY Units, except (A) to the Company, (B) outside the United States in accordance with Rule 904 under the U.S. Securities Act or (C) inside the United States pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 144, if available, and in accordance with any applicable U.S. state securities or “blue sky” laws;

(e)                                  we acknowledge that we have had access to such financial and other information as we deem necessary in connection with our decision to exchange the Series 4 Units for BPY Units; and

(f)                                   we acknowledge that we are not acquiring the BPY Units as a result of any general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

We understand that the BPY Units are being offered in a transaction not involving any public offering within the United States within the meaning of the U.S. Securities Act and have not been and will not be registered under the U.S. Securities Act, or the securities laws of any state of the United States. We further understand that any BPY Units acquired by us will bear a legend reflecting the fact that we will not offer, sell or otherwise transfer any of the BPY Units, directly or indirectly, unless the sale is (A) to the Company; (B) made outside the United States in compliance with the requirements of Rule 904 of Regulation S under the U.S. Securities Act, (C) in accordance with Rule 144 under the U.S. Securities Act, if available, and in compliance with any applicable U.S. state securities laws, (D) in another transaction that does not require registration under the U.S. Securities Act, and, in each case, in accordance with applicable U.S. state securities laws; provided that, in the case of transfers pursuant to (C) or (D) above, a legal opinion in form and substance reasonably satisfactory to the Company must first be provided that the sale of such securities is not required to be registered under the U.S. Securities Act.

We acknowledge that you will rely upon our confirmations, acknowledgements and agreements set forth herein, and we agree to notify you promptly in writing if any of our representations or warranties herein ceases to be accurate or complete.

DATED this        day of               , 20    .

(NAME OF U.S. PURCHASER)

By:
Name:
Title:

SCHEDULE C
FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO:                           Brookfield Property Partners L.P. (the “Company”)

AND TO:                                             CST Trust Company, as Transfer Agent

The undersigned (a) acknowledges that the sale of the securities of Brookfield Property Partners L.P. (the “Company”) to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and (b) certifies that (1) the undersigned is not an affiliate (as that term is defined in Rule 405 under the U.S. Securities Act) of the Company, (2) the offer of such securities was not made to a person in the United States and either (A) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (B) the transaction was executed in, on or through the facilities of the TSX Venture Exchange, the Toronto Stock Exchange or another designated offshore securities market (as that term is defined in Regulation S under the U.S. Securities Act) and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, (3) neither the seller nor any affiliate of the seller nor any person acting on any of their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities, (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act), (5) the seller does not intend to replace such securities with fungible unrestricted securities, and (6) the contemplated sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S under the U.S. Securities Act, is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act.  Terms used herein have the meanings given to them by Regulation S under the U.S. Securities Act.

By:		Dated:

Signature

Name (please print)